For:
A.C. Moore Arts & Crafts, Inc.
For More Information Contact:
David Stern, Chief Financial Officer
(856) 768-4943

A.C. Moore Appoints Joe Jeffries as Chief Executive Officer

Berlin, New Jersey, June 17, 2010 – A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) announced the appointment of Joseph A. Jeffries as Chief Executive Officer effective today.

Mr. Jeffries has served as the Company’s Acting Chief Executive Officer since March 31, 2010 and as Executive Vice President and Chief Operating Officer since August 2008. He joined the Company in November 2007 as its Executive Vice President of Operations. Previously, Mr. Jeffries served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries held various management positions with Office Depot. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.

Michael J. Joyce, Chairman of the Board, said, “We have great confidence in Joe to lead our management team during this next phase of the Company’s development. He has demonstrated expertise in all aspects of A.C. Moore’s business, and we are pleased to announce his appointment.”

Joseph A. Jeffries said, “I am very excited about the opportunity to lead A.C. Moore as we strive to be our customers’ first choice for arts and crafts. I appreciate the Board’s confidence and support. The management team and I are focused on achieving our strategic initiatives, leading to improved performance and A.C. Moore’s long-term success.

About A.C. Moore:

A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 136 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.